Exhibit 99
HILL-ROM REPORTS 80 PERCENT GROWTH IN ADJUSTED
EARNINGS PER SHARE FOR THIRD QUARTER
Company Raises 2010 Earnings Guidance
•	Revenue of $361 million grew 8 percent versus prior year

•	Adjusted earnings per share were $0.45 compared to $0.25 in the prior year, an increase of 80 percent

•	Reported diluted earnings per share were $0.48 compared to $0.32 in the prior year, an increase of 50 percent

•	Gross margin improved 440 basis points versus the prior year

•	Company updates annual guidance for fiscal year 2010: Constant currency revenues are now expected to grow 5 to 6 percent and earnings are now expected to be between $1.61 to $1.65 per diluted share, excluding special items
BATESVILLE, Ind., July 28, 2010 /PRNewswire-FirstCall/ — Hill-Rom Holdings, Inc. (NYSE: HRC), announced strong financial results for its fiscal third quarter ended June 30, 2010 and updated its outlook for the full year. Net income of $31 million compares to $20 million in the prior year. Earnings per diluted share of $0.48 compares to $0.32 per diluted share in the same period of the prior year, an increase of 50 percent. On an adjusted basis, earnings per diluted share of $0.45 increased 80 percent from $0.25 in the prior year. The improved financial performance was primarily the result of increased revenues and gross margin expansion.
Hill-Rom’s total revenue of $361 million increased 8 percent compared to the third quarter of last year on both a reported and constant currency basis. Domestic revenue increased 5 percent to $252 million, while international revenue increased 15 percent to $108 million. Excluding the impact of foreign currency, Hill-Rom’s international revenue increased 18 percent.
Management Comments
“We are pleased to deliver financial results that exceeded our expectations,” stated John J. Greisch, president and CEO of Hill-Rom. “In addition to solid revenue growth, we are encouraged with the success of our continued focus on margin expansion.”

Third quarter revenue highlights include:
•	North America Acute Care. North America Acute Care revenue grew $16 million, or 8 percent, to $205 million. Capital sales increased 12 percent due primarily to higher sales of patient support systems which grew 21 percent. Rental revenue increased 2 percent.

•	International and Surgical. International and Surgical revenue increased $11 million, or 12 percent to $107 million. On a constant currency basis, revenues increased 15 percent, primarily due to strong performance in Europe, the Middle East, Asia and our surgical business. Reported capital sales increased 15 percent and rental revenue declined by 10 percent.

•	North America Post-Acute Care. North America Post-Acute Care revenue declined 1 percent to $50 million. Capital sales increased 6 percent, while rental revenue declined 3 percent. Capital sales growth in respiratory and home care was more than offset by declines in rental revenue from respiratory and home care products.
Third Quarter Financial and Operational Highlights
•	Gross margin improved 440 basis points over the prior year to 49.4 percent due primarily to favorable product mix, cost control initiatives and lower materials cost.

•	Adjusted operating margin of 13.2 percent compared to 7.4 percent in the prior year.

•	Operating cash flow for the quarter of $62 million resulted primarily from strong earnings and accounts receivable collections.

•	The Hill-Rom© 900 bed, our latest generation med/surg bed for international markets, was launched in Europe and other select geographies.

•	Hill-Rom announced the appointment of two new executives to fill the roles of Senior Vice President and President, North America, and Senior Vice President & Chief Human Resources Officer.
Please see the attached schedules for additional information, including reconciliations of earnings in accordance with U.S. generally accepted accounting principles (GAAP) to adjusted income and earnings per share, condensed financial information, summary balance sheet, cash flow statement and segment sales summaries.
For a more complete review of Hill-Rom’s results, please refer to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, which will be filed later this week.
Financial Guidance Summary for 2010
The company updated full year 2010 financial guidance as follows. Hill-Rom now expects constant currency revenue growth of between 5 and 6 percent. This excludes an expected currency benefit of approximately 1 percent for the full year. The company is increasing adjusted earnings guidance to $1.61 to $1.65 per diluted share. This compares to the company’s previous guidance of $1.33 to $1.43 per share. Adjusted earnings guidance excludes special items. Cash flow from operations for the full year is expected to be approximately $165 million, excluding a non-recurring pension contribution of approximately $40 million.
Hill-Rom Holdings, Inc. provides earnings per share results and guidance on an adjusted basis because the company’s management believes that the presentation provides useful information to investors. These measures exclude strategic developments, special charges and the impact of significant litigation. Such items may be highly variable, difficult to predict and of a size that sometimes have substantial impact on the company’s reported operations for a period. Often, prospective quantification of such items is not feasible. Management uses these measures internally for planning, forecasting and evaluating the performance of the business. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Additional assumptions and discussion will be provided during the Company’s conference call to be held tomorrow morning. Information to access the webcast is provided below.
Conference Call Replay and Webcast
The company will sponsor a conference call and webcast for the investing public at 8:00 a.m. EDT, 7:00 a.m. CDT, on Thursday, July 29, 2010. The webcast is available at http://ir.hill-rom.com/events.cfm or http://ir.hill-rom.com/eventdetail.cfm?eventid=83499 and will be archived on the company’s website for those who are unable to listen to the live webcast. A replay of the call is also available through August 5, 2010 at 800-642-1687 (706-645-9291 International). Code 87176039 is needed to access the replay.
ABOUT HILL-ROM HOLDINGS, INC.
Hill-Rom is a leading worldwide manufacturer and provider of medical technologies and related services for the health care industry, including patient support systems, safe mobility and handling solutions, non-invasive therapeutic products for a variety of acute and chronic medical conditions, medical equipment rentals and information technology solutions. Hill-Rom’s comprehensive product and service offerings are used by health care providers across the health care continuum and around the world in hospitals, extended care facilities and home care settings to enhance the safety and quality of patient care.
Hill-Rom...enhancing outcomes for patients and their caregivers.
www.hill-rom.com
Disclosure Regarding Forward-Looking Statements
Certain statements in this press release contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the Company’s future plans, objectives, beliefs, expectations, representations and projections. The Company has tried, wherever possible, to identify these forward-looking statements using words such as “intend,” “anticipate,” “believe,” “plan,” “encourage,” “expect,” “may,” “goal,” “become,” “pursue,” “estimate,” “strategy,” “will,” “projection,” “forecast,” “continue,” “accelerate,” “promise,” “increase,” “higher,” “lower,” “reduce,” “improve,” “expand,” “progress,” “potential” or the negative of those terms or other variations of them or by comparable terminology. The absence of such terms, however, does not mean that the statement is not forward-looking. It is important to note that forward-looking statements are not guarantees of future performance, and the Company’s actual results could differ materially from those set forth in any forward-looking statements. Factors that could cause actual results to differ from forward-looking statements include but are not limited to: the Company’s dependence on its relationships with several large group purchasing organizations, whether the Company’s new products are successful in the marketplace, impacts of healthcare reform, compliance with federal healthcare programs, collections of accounts receivable, compliance with FDA regulations, antitrust and other litigation, potential exposure to product liability or other claims, failure of the Company’s announced or future strategic initiatives and restructuring and realignment activities to achieve expected growth, efficiencies or cost reductions, adverse consequences resulting from the spin-off of the funeral services business, failure of the Company to execute its acquisition and business alliance strategy through the consummation and successful integration of acquisitions or entry into joint ventures or other business alliances, increased costs or unavailability of raw materials, adverse changes in global economic conditions or disruptions of credit markets, labor disruptions, the ability to retain executive officers and other key personnel, and certain tax-related matters. For a more in depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in the Company’s previously filed Annual Report on Form 10-K for the period ended September 30, 2009, and the Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, which will be filed later this week. The Company assumes no obligation to update or revise any forward-looking statements.
###

Hill-Rom Holdings, Inc.
Condensed Consolidated Statement of Earnings
Unaudited
(Dollars in millions except share and per share data)

			Q3 YTD	Q3 YTD
	Q3 2010	Q3 2009	2010	2009
Net revenues
Capital sales	$246.2	$219.1	$714.0	$674.7
Rental revenues	114.4	115.6	359.0	348.9

Total revenues	360.6	334.7	1,073.0	1,023.6
Cost of revenues
Cost of goods sold	132.5	134.6	397.4	414.3
Rental expenses	50.1	49.4	155.0	152.7

Total cost of revenues	182.6	184.0	552.4	567.0
Gross profit
Capital sales	113.7	84.5	316.6	260.4
Rental revenues	64.3	66.2	204.0	196.2

Total gross profit	178.0	150.7	520.6	456.6
As a percentage of sales	49.4%	45.0%	48.5%	44.6%

Research and development expenses	14.1	13.0	43.4	40.8
Selling and administrative expenses	116.2	113.7	358.6	343.5
Impairment of goodwill and other intangibles	—	3.8	—	473.8
Special charges	—	2.6	5.0	20.4

Operating profit (loss)	47.7	17.6	113.6	(421.9)

Gain on sale of non-strategic assets	—	10.2	—	10.2
Other income/(expense), net	(1.4)	(0.7)	(4.9)	(4.2)

Income tax expense	15.5	6.9	33.5	15.5

Net income (loss)	30.8	20.2	75.2	(431.4)

Less: Net income attributable to noncontrolling interest	0.2	—	0.6	—

Net income (loss) attributable to common shareholders	$30.6	$20.2	$74.6	$(431.4)

Diluted earnings per share:
Earnings (loss) per share	$0.48	$0.32	$1.17	$(6.89)

Average common shares outstanding — diluted (thousands)	63,987	62,880	63,516	62,573

Dividends per common share	$0.1025	$0.1025	$0.3075	$0.3075

Non-GAAP Financial Disclosures and Reconciliations
While Hill-Rom reports financial results in accordance with U.S. GAAP, this press release includes non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Hill-Rom uses the non-GAAP measures to evaluate and manage its operations and provides the information to assist investors in performing financial analysis that is consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.
Hill-Rom Holdings, Inc.
Revenues — Constant Currency
Unaudited
(Dollars in millions)

			Q3 2010		Constant
	Q3 2010	Y/Y Foreign	Constant	Q3 2009	Currency
	Actual	Exchange	Currency	Actual	% Change

Capital sales	$246.2	$(1.8)	$248.0	$219.1	13.2%
Rental revenues	114.4	(0.2)	114.6	115.6	-0.9%

Total	$360.6	$(2.0)	$362.6	$334.7	8.3%

Acute Care	$205.0	$1.1	$203.9	$189.1	7.8%
Post Acute Care	49.9	—	49.9	50.3	-0.8%
International and Surgical	107.0	(3.4)	110.4	95.7	15.4%
Eliminations	(1.3)	0.3	(1.6)	(0.4)	N/M

Total	$360.6	$(2.0)	$362.6	$334.7	8.3%

			Q3 YTD 2010		Constant
	Q3 YTD 2010	Y/Y Foreign	Constant	Q3 YTD 2009	Currency
	Actual	Exchange	Currency	Actual	% Change

Capital sales	$714.0	$12.8	$701.2	$674.7	3.9%
Rental revenues	359.0	2.9	356.1	348.9	2.1%

Total	$1,073.0	$15.7	$1,057.3	$1,023.6	3.3%

Acute Care	$609.6	$4.5	$605.1	$581.2	4.1%
Post-Acute Care	153.6	—	153.6	149.6	2.7%
International and Surgical	314.6	10.6	304.0	295.4	2.9%
Eliminations	(4.8)	0.6	(5.4)	(2.6)	N/M

Total	$1,073.0	$15.7	$1,057.3	$1,023.6	3.3%

Hill-Rom Holdings, Inc.
Reconciliation of GAAP to Adjusted Earnings
Unaudited
(Dollars in millions except per share data)

	Q3 2010			Q3 2009
		Income	Diluted		Income	Diluted
(Dollars in millions except per share data)	Pre-tax	Taxes	EPS*	Pre-tax	Taxes	EPS*

GAAP Earnings	$46.3	$15.5	$0.48	$27.1	$6.9	$0.32
Adjustments:
Gain on sale of non-strategic assets	—	1.7	(0.03)	(10.2)	(2.0)	(0.13)
Impairment of goodwill and other intangibles	—	—	—	3.8	2.2	0.03
Acquisition integration charges	—	—	—	0.6	0.2	0.01
Special charges	—	—	—	2.6	1.0	0.03

Adjusted Earnings	$46.3	$17.2	$0.45	$23.9	$8.3	$0.25

	Q3 YTD 2010			Q3 YTD 2009
		Income	Diluted		Income	Diluted
	Pre-tax	Taxes	EPS*	Pre-tax	Taxes	EPS*
GAAP Earnings (Loss)	$108.7	$33.5	$1.17	$(415.9)	$15.5	$(6.89)
Adjustments:
Tax settlement	—	6.5	(0.10)	—	—	—
Gain on sale of non-strategic assets	—	1.7	(0.03)	(10.2)	(2.0)	(0.13)
Special charges	5.0	1.7	0.05	20.4	7.6	0.20
Impairment of goodwill and other intangibles	—	—	—	473.8	2.2	7.54
Effect of Liko inventory valuation	—	—	—	2.9	0.8	0.03
Acquisition integration charges	—	—	—	1.7	0.6	0.02

Adjusted Earnings	$113.7	$43.4	$1.10	$72.7	$24.7	$0.77

*	May not add due to rounding.

Hill-Rom Holdings, Inc.
Condensed Consolidated Balance Sheets
Unaudited
(Dollars in millions)

	6/30/2010	9/30/2009	6/30/2009
Assets
Current Assets
Cash and cash equivalents	$196.1	$170.6	$128.3
Trade accounts receivable, net of allowances	329.3	346.6	314.5
Inventories	106.7	92.0	105.0
Other current assets	88.3	85.9	63.0

Total current assets	720.4	695.1	610.8

Equipment leased to others, net	139.1	154.8	161.8
Property, net	110.2	117.6	118.5
Goodwill	80.8	73.1	73.1
Other assets	182.7	192.0	205.1

Total Assets	$1,233.2	$1,232.6	$1,169.3

Liabilities
Current Liabilities
Trade accounts payable	$71.6	$81.3	$65.1
Short-term borrowings	55.8	102.2	98.4
Other current liabilities	164.2	160.8	161.8

Total current liabilities	291.6	344.3	325.3

Long-term debt	98.7	99.7	99.9
Other long-term liabilities	157.4	179.3	141.8

Total Liabilities	547.7	623.3	567.0

Noncontrolling interest	8.9	—	—

Shareholders’ Equity	676.6	609.3	602.3

Total Liabilities, Noncontrolling Interest and Shareholders’ Equity	$1,233.2	$1,232.6	$1,169.3

Hill-Rom Holdings, Inc.
Consolidated Statements of Cash Flows
Unaudited
(Dollars in millions)

	Q3 YTD 2010	Q3 YTD 2009
Operating Activities
Net income (loss)	$75.2	$(431.4)
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and amortization	73.7	75.3
Impairment of goodwill and other intangibles	—	473.8
Investment loss	0.2	0.1
Provision for deferred income taxes	(12.7)	(1.6)
Loss on disposal of property, equipment leased to others and intangible assets	2.0	2.5
Gain on sale of non-strategic assets	—	(10.2)
Stock compensation	9.0	8.9
Tax settlements	(8.2)	—
Change in working capital excluding cash, current investments, current debt and acquisitions
Trade accounts receivable	19.2	91.2
Inventories	(14.4)	10.8
Other current assets	(12.4)	(6.2)
Trade accounts payable	(11.4)	(40.1)
Accrued expenses and other liabilities	0.6	(21.0)
Other, net	(9.6)	15.8

Net cash provided by operating activities	111.2	167.9

Investing Activities
Capital expenditures and purchase of intangibles	(43.9)	(46.8)
Proceeds on sales of property and equipment leased to others	1.6	2.0
Investment in/acquisitions of businesses, net of cash acquired	(7.1)	(187.2)
Proceeds from sale of non-strategic assets	—	11.9
Proceeds on investment sales/maturities	19.2	1.6

Net cash used in investing activities	(30.2)	(218.5)

Financing Activities
Change in short-term debt	(1.4)	1.5
Payment on revolver	(45.0)	—
Payment of long-term debt, net of proceeds from settlement of interest rate swaps	—	(25.7)
Payment of cash dividends	(19.4)	(19.2)
Proceeds on exercise of options	15.1	—
Proceeds from stock issuance	1.9	0.6
Treasury stock acquired	(2.3)	(0.6)

Net cash used in financing activities	(51.1)	(43.4)

Effect of exchange rate changes on cash	(4.4)	0.6

Total Cash Flows	25.5	(93.4)

Cash and Cash Equivalents:
At beginning of period	170.6	221.7

At end of period	$196.1	$128.3